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Exhibit 10.36

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SERVICING AGREEMENT

DATED:	March 20, 2002
BETWEEN:	Portfolio Financial Servicing Company, Inc. a Delaware Corporation 2121 S.W. Broadway, Suite 200 Portland, OR 97201	("PFSC")
AND:	EPI Leasing Company, a California Corporate Subsidiary of Feather River State Bank 1227 Bridge Street, Suite C Yuba City, CA 95991	("EPI") ("FRSB")

        EPI was engaged in the business of providing business leases. EPI desires to engage PFSC to provide certain services in connection with the EPI portfolio of lease transactions (the "Portfolio").

        NOW, THEREFORE, the parties hereto agree as follows:

        1.    Portfolio Servicing.    For the term of this Agreement, PFSC shall provide the services described in Schedule 1 hereto (the "Services") with respect to the EPI portfolio. PFSC hereby agrees to faithfully and diligently perform the Services in accordance with customary industry standards for servicing leases of the type, which comprise the portfolio.

        2.    Compensation.

          2.1    Servicing Fees.    From and after the Effective Date of this Agreement for the Services provided hereunder, EPI shall pay to PFSC, within 15 days of invoicing, the following:

      (a)
      See Fee Schedule attached hereto and made a part hereof.

          2.2    Reimbursement of Expenses.    EPI may request PFSC to advance the following fees and costs associated with the portfolio, and EPI will reimburse PFSC for the following fees and costs upon proper receipt by EPI of evidence that such amounts have been paid:

      (a)
      See Fee Schedule attached hereto and made a part hereof.

        3.    Effective Date.    PFSC shall promptly commence providing the Services on May 1, 2002 (the "Effective Date").

        4.    Conversion.    EPI is presently using the services of Bancorp Financial Services, Inc. (Bancorp) to service the portfolio. It is anticipated that a conversion will be necessary to PFSC's system. PFSC will support FRSB by providing conversion services. The conversion of the Portfolio shall entail the transfer of lease information from Bancorp's systems to the PFSC System, reconciliation and verification of such information to FRSB source systems, and completion of parallel testing for up to a thirty-day period. PFSC will meet with FRSB to identify and document FRSB operating, accounting, and service requirements for administering the Portfolio. PFSC will install access to its systems in FRSB office through a leased data line, dial-up modem, or Internet connection. PFSC will provide training for FRSB' personnel on the use of PFSC's systems. After completion of the conversion PFSC will perform all of the services described in the attached Schedule 1. A one-time fee of $4,800 will be paid in advance for the manual or electronic conversion of data. An ongoing fee of IT support will be set at an hourly rate of $150.00 for specialized training, reporting and support.

        5.    Power of Attorney.    If required by PFSC in order to perform the Services, FRSB shall execute and deliver to PFSC a revocable and limited Power of Attorney, under which PFSC may execute, on EPI behalf, vehicle title or registration documents, and other documents relating to the Services and Other Services to be provided hereunder.

        6.    Term of Agreement.

          6.1    Initial Term and Renewals.    This Agreement shall commence on the effective date of this agreement and shall continue until May 31, 2005, for a period of three years after the Effective Date (the "Initial Term"). This Agreement will continue to automatically renew annually unless written notification is received six months prior to the current effective termination date.

          6.2    Early Termination.

            6.2.1    Early Termination by EPI for Cause.    EPI may terminate this Agreement for cause by giving at least ten (10) days' written notice to PFSC, for a termination based upon the occurrence of any of the following:

              (a)  PFSC's failure to substantially provide the Services described in Schedule 1, which failure of performance is not cured within ten (10) days of written notice from EPI;

              (b)  Any gross or willful misconduct of PFSC resulting in a material loss or damage to EPI; or

              (c)  A conviction of PFSC or any of its officers of a felony or of any crime involving moral turpitude or fraud; or

              (d)  PFSC shall become insolvent, shall admit in writing its inability to pay its debt generally, or a voluntary or involuntary petition under the Federal bankruptcy laws shall be filed by or against PFSC and, in the case of an involuntary filing, the petition is not dismissed prior to entry of an order for relief.

            6.2.2    Early Termination by PFSC for Cause.    PFSC may terminate this Agreement for cause in the event EPI fails to pay to PFSC any payment when due hereunder and such delinquency is not cured within ten (10) days after written notice to EPI.

        7.    Termination.    Upon termination of this Agreement for any reason, including expiration of the Initial Term or of any renewal term, PFSC shall release to EPI the files, books and records (including computer records) relating to the portfolio. Except in the case of termination by EPI for cause, EPI shall reimburse PFSC for all out-of-pocket costs and expenses incurred by PFSC and pay PFSC's then current hourly rates for any programming, technical or administrative support services requested by EPI in connection with EPI's request for the return of documents or files and transition assistance in connection with the transfer of servicing obligations. In the event of termination by EPI for cause PFSC shall be liable to EPI for all transition expenses and costs incurred EPI.

        8.    Representations and Warranties of PFSC.    PFSC represents and warrants the following:

          (a)  Business Entity, Authority.    PFSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is authorized to conduct business in the State of Oregon and has obtained all necessary licenses and approvals, in all jurisdictions where the failure to be so qualified and in good standing or obtain such licenses or approvals would have a material adverse effect on PFSC's business and operations or the servicing of the Portfolio as required by this Agreement.

          (b)  Authorization; Binding Agreement.    The execution, delivery and performance of this Agreement have been duly authorized by all necessary action by PFSC. This Agreement has been duly and validly executed and delivered on behalf of PFSC and is binding upon and enforceable against PFSC in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors, and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other applicable remedies.

          (c)  No Adverse Consequences.    Neither the execution and delivery of this Agreement by PFSC nor the consummation of the transactions contemplated hereby will (a) violate any applicable law, judgment, order, decree, regulation or ruling of any governmental authority or violate any provision of the corporation of PFSC, or (b) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, or result in the breach of the terms, conditions, or provisions of or constitute a default under any agreement, instrument, license or permit to which PFSC is a party or by which it is bound.

          (d)  Compliance With Laws.    PFSC has operated its business in accordance with all applicable laws and regulations and PFSC is not in violation of any such laws or regulations other than such violations which singly or in the aggregate do not, and, with the passage of time will not, have a material adverse affect on its business or assets, or its ability to perform its obligations under this Agreement.

          (e)  Lease Management System.    PFSC will, at its own cost and expense, (1) retain a lease management system, or an alternative system of equal capability, used by the PFSC as a master record of the Leases and (2) mark the lease management system to the effect that the Leases listed therein and serviced herein are owned by the Originator exclusively.

          (f)    Preservation of Security Interest.    PFSC shall execute and file such continuation statements and any other documents reasonably requested by EPI or which may be required by law (in any case, with respect to the Equipment, subject to the Filing Requirements) to fully preserve and protect the interest of the Originator. PFSC shall be entitled to reimbursement from EPI of any reasonable and customary funds advanced on EPI's behalf in performing services under Schedule 1.

          (g)  Obligations with Respect to Leases.    PFSC will use commercially reasonable efforts to duly fulfill, and comply with, all obligations on the part of the "lessor" to be fulfilled under or in connection with each Lease and each Lease Contract, and PFSC will do nothing to impair the rights of EPI in the Leases, the Lease Contracts and the Equipment.

          (h)  Notification.    PFSC agrees to notify EPI or as soon as practicable, but in no event later than three (3) Business Days after the earlier of the PFSC's discovery or its receipt of notice thereof, of a material breach of any representation or warranty contained herein, or the failure of the PFSC to perform its duties hereunder in any material respect.

          (i)    Lien in Force.    PFSC shall not release or assign any Lien in favor of the EPI on any item of Equipment related to any Lease in whole or in part or as otherwise provided elsewhere herein without permission of EPI.

          (j)    Fulfill Obligations.    PFSC will in all material respects duly fulfill all obligations on PFSC's part to be fulfilled under or in connection with the Leases. PFSC will not amend, rescind, cancel or modify any Lease or term or provision thereof, except in accordance with the Servicing Standard as defined herein or as contemplated elsewhere herein without permission of EPI.

          (k)  Preservation of the Equipment.    PFSC shall, in accordance with the Servicing Standard, collect all payments required to be made by the Lessees under the Leases, enforce all material rights of EPI under the Leases and defend the Equipment against all Persons, claims and demands whatsoever. PFSC shall not assign, sell, pledge, or exchange, or in any way encumber or otherwise dispose of the Equipment, except as permitted under this Agreement and only with permission of the EPI.

          (l)    No Ownership Interest.    The Servicer does not have any ownership interest in the Leases and will not assert any ownership interest in the Leases.

        9.    Representations and Warranties of EPI.    EPI represents and warrants the following:

          (a)  Business Entity; Authority.    EPI is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

          (b)  Authorization; Binding Agreement.    The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action by EPI, its directors and shareholders. This Agreement has been duly and validly executed and delivered on behalf of EPI and is binding upon and enforceable against EPI in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors, and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other applicable remedies.

        10.    Access to Information.    Upon giving at least 24 hours' notice, PFSC shall give EPI and its counsel, accountants and other representatives reasonable access, during normal business hours, to all of PFSC's files, books and records (including computer records) relating to the portfolio.

        11.    Confidentiality.    Each party agrees that it shall not disclose to any third party any information concerning the customers, trade secrets, methods, processes or procedures or any other confidential, financial or business information of the other party which it learns during the course of its performance of this Agreement, without the prior written consent of such other party. Notwithstanding the foregoing, PFSC and EPI may disclose each other's confidential and proprietary information without obtaining prior written consent in the following circumstances only: (a) to employees of the disclosing party, who require such information in order to assist the disclosing party in performing this Agreement; (b) as required in order to comply with any subpoena, audit requests, court order or applicable law, provided that disclosing party gives the other party prior written notice of such disclosure, if possible; and (c) if such services have been requested by EPI hereunder, any disclosures in connection with any sales, use or property tax filing and filing under the Uniform Commercial Code. Notwithstanding anything to the contrary in this Agreement, neither PFSC nor EPI shall have an obligation to keep secret any confidential or proprietary information, which is in or becomes part of the public domain not due to the fault of any such party. The party's obligations under this Section shall survive the expiration, cancellation or other termination of this Agreement.

        12.    Limitation of Liability.    Neither PFSC nor any of its officers, employees or agents shall be liable to EPI for any action taken or for refraining from the taking of any action in accordance with customary industry standards for servicing; leases and loans of the type which comprise the portfolio pursuant to this Agreement, or for mistakes or errors in judgment; provided, however, that this provision shall not protect PFSC from liability to EPI for any losses, claims, liabilities, or damages incurred by EPI by reason of willful misconduct or gross negligence of PFSC in the performance of its duties and obligations hereunder. In no event will PFSC be liable to EPI for any losses, claims, liabilities or damages incurred by EPI arising out of or relating to the acts or omissions of PFSC in reliance in good faith on any document, which is prepared or furnished to PFSC by EPI. EXCEPT FOR PFSC'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT RESULTING IN A BREACH OF THIS AGREEMENT, PFSC SHALL NOT BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES RESULTING FROM LOSS OF DATA, REVENUE OR PROFITS) EXCEPT FOR PFSC'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT RESULTING IN A BREACH OF THIS

AGREEMENT, THE MAXIMUM LIABILITY OF PFSC TO EPI ARISING OUT OF THIS AGREEMENT AND THE SERVICES TO BE PERFORMED HEREUNDER SHALL IN NO EVENT EXCEED TEN THOUSAND DOLLARS. No damages shall be assessed or charged against PFSC when any delay or breach on its part is caused by the failure of EPI to furnish input or information required of EPI, the failure of any utility or communications company to furnish services or for any other reasons beyond the control of PFSC.

        13.    Late Charge.    If EPI fails to pay any amounts when due, EPI also agrees to pay to PFSC a service charge equal to one percent (1%) per month (or the daily prorated amount thereof) on any past-due amounts.

        14.    Amendment.    This Agreement may be amended or modified only by written agreement signed by PFSC and EPI.

        15.    Succession.    Neither party may assign this Agreement or its rights hereunder, or delegate its obligations hereunder without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

        16.    Waiver.    No delay or omission on the part of any party in exercising any right hereunder shall operate as a waiver of any such right or any other right. All waivers must be in writing.

        17.    Severability.    If any provisions of this Agreement are found to be unenforceable as to any person or circumstance, such finding shall not render such a provision invalid or unenforceable as to any other person or circumstance and shall not invalidate any other provision or provisions of this Agreement. If feasible, the term or provision which is found to be invalid or unenforceable shall be deemed to be modified to be within the limits of validity or enforceability.

        18.    Law of Agreement.    This Agreement shall be construed and enforced in accordance with the laws of the State of California. The parties further agree that this agreement was entered into in the State of California, County of Sutter.

        19.    Notices.    All notices, requests, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, postage prepaid, as registered or certified mail, to the parties at their addresses set forth in this Agreement or to such other addresses as the parties may designate by written notice to the other party in accordance with this section. If such notice, demand or other communication is served personally, it shall be conclusively deemed made at the time of such personal service. If such notice, demand, or other communication is given by mail, it shall be conclusively deemed given seventy-two hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given.

        20.    Further Assurances.    Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their duties and obligations hereunder and to carry out the intent of the parties hereto.

        21.    Entire Agreement.    This Agreement contains the entire understanding of, and supersedes all prior or contemporaneous agreements not specifically referred to herein among the parties with respect to the subject matter hereof.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EPI Leasing Company a California Corporation Subsidiary of Feather River State Bank
By:	/s/ [ILLEGIBLE]
Title:	DIR
PORTFOLIO FINANCIAL SERVICING COMPANY, INC.
By:	/s/ [ILLEGIBLE]
Title:	President/CEO

FEE SCHEDULE

        PFSC will provide FRSB with a complete, tailored contract administration system that includes all functions associated with total and complete contract administration. To provide those services PFSC will charge the following fees:

Monthly Servicing Fees:
Portfolio Contract Count	Monthly Fee
0-5000	$11.00 per contract

        Asset management/Remarketing Fees—PFSC will provide remarketing of assets for the following fees: 0-60% of book value—5% of net proceeds, 60-100% of book value—10% of net proceeds, 100%+ of book value—40% of net proceeds

One time Conversion and set up Fee:	$4,800.00

        The above fee structure does not include:

  (a)
  UCC financing statement filing fees; and
  (b)
  Overnight carrier charges; and
  (c)
  Bank lock box fees;
  (d)
  Reimbursement for any travel related expense associated with set up/conversion
  (e)
  Leased phone and data lines or telecommunication charges for access PFSC's systems
  (f)
  All other telecommunications expense associated with portfolio administration.
  (g)
  Printing expenses associated with a private label program i.e. letter head stationery, envelopes, etc.
  (h)
  Title, UCC and registration fees, including fees associated with notation of any lenders Interest on certificates of title, UCC's and vehicle registrations;
  (i)
  Collection costs paid to third parties, including repossession costs, attorney fees and court costs

        All fees (a) through (i) will be advanced by servicer and billed to client on a monthly "pass through" basis

Optional Services

        Custom programming/consulting fees $150/hr

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